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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                                               Commission File Number: 000-17896
                                                                      ----------

                            Hanover Foods Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                         1486 York Street, P.O. Box 334
                        Hanover, Pennsylvania 17331-0334
                                 (717) 632-6000
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Class A Common Stock, $25.00 Par Value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                 Not applicable
          -----------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ X ]       Rule 12h-3(b)(1)(i)     [   ]
         Rule 12g-4(a)(1)(ii)   [   ]       Rule 12h-3(b)(1)(ii)    [   ]
         Rule 12g-4(a)(2)(i)    [   ]       Rule 12h-3(b)(2)(i)     [   ]
         Rule 12g-4(a)(2)(ii)   [   ]       Rule 12h-3(b)(2)(ii)    [   ]
                                            Rule 15d-6              [   ]

        Approximate number of holders of record as of the certification or notice date: 289

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Pursuant to the requirements of the Securities Exchange Act of 1934, Hanover
Foods Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                      HANOVER FOODS CORPORATION


                                      By:      /s/ Gary Knisely
                                               ---------------------------------
                                      Name:    Gary Knisely
                                      Title:   Chief Financial Officer, Counsel,
                                               Executive Vice President and
                                               Secretary
Dated: January 7, 2004


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



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